UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2011 (October 28, 2011)

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices) (Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 28, 2011, Energy Partners, Ltd. (“EPL”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Stone Energy Offshore, L.L.C. (the “Seller”) relating to the purchase by EPL (the “Main Pass Acquisition”) of certain interests in producing oil and natural gas assets in the shallow-water central Gulf of Mexico shelf (the “Main Pass Interests”) for $80.0 million in cash, subject to customary adjustments to reflect the economic effective date of November 1, 2011. The Seller is a subsidiary of Stone Energy Corporation.

The Main Pass Interests currently produce approximately 900 barrels of oil equivalent per day, approximately 96% of which is oil. The Main Pass Interests consist of additional interests in the Main Pass 296/311 complex that was included in the assets EPL purchased from Anglo-Suisse Offshore Partners, LLC in February 2011, along with other unit interests in the Main Pass complex and an interest in a Main Pass 295 primary term lease. EPL estimates that the proved reserves as of the November 1, 2011 economic effective date totaled approximately 2.6 million boe, all of which were proved developed reserves and approximately 96% of which were oil reserves. The estimated asset retirement obligation to be assumed and recorded on EPL’s balance sheet as a result of the Main Pass Acquisition is expected to total approximately $4 million.

The Main Pass Interests are not operated by the Seller, and the other working interest owner and current operator of the Main Pass 296/311 complex has a preferential right under the applicable operating agreements to purchase the Main Pass Interests as a result of the Main Pass Acquisition. However, even if the operator exercises its preferential purchase right, the applicable operating agreements limit the amount that the operator can acquire by exercising the preferential right. In that case, the Main Pass Acquisition would still be completed, but, depending upon the various scenarios of the other working interest owner exercising at least one or more of the preferential rights, EPL would generally acquire 50% of the Main Pass Interests (with certain exceptions) and the base purchase price would range from approximately $39.8 million to $79.5 million.

The consummation of the Main Pass Acquisition is subject to customary closing conditions and is expected to close in November 2011. The transaction is not subject to the antitrust clearance requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

EPL intends to fund the Main Pass Acquisition with cash on hand, currently estimated to be in excess of $90 million. Additionally, the Company has worked with its lenders to redetermine the borrowing base under the Company’s undrawn senior secured credit facility. As a result, the borrowing base has been increased from $150 million to $200 million, which maintains substantial liquidity for the Company. In addition, EPL has begun implementing additional oil hedges to provide further downside protection in conjunction with the Main Pass Acquisition.

A copy of the Purchase Agreement and of the Company’s Press Release announcing the execution of the Purchase Agreement are attached hereto as Exhibits 2.1 and 99.1, respectively. Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

2.1*	Purchase and Sale Agreement dated as of October 28, 2011 by and between the Company and Stone Energy Offshore, L.L.C.**

99.1*	Press Release dated October 31, 2011 announcing execution of Purchase Agreement.

*	Furnished herewith

**	The exhibits and schedules to the Purchase Agreement have been omitted pursuant to Item 601(b) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2011

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Purchase and Sale Agreement dated as of October 28, 2011 by and between the Company and Stone Energy Offshore, L.L.C.**

99.1*	Press Release dated October 31, 2011 announcing execution of Purchase Agreement.

*	Furnished herewith
**	The exhibits and schedules to the Purchase Agreement have been omitted pursuant to Item 601(b) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

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